Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2620	Contact:	Janet Keckeisen Vice President, Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE REPORTS THIRD QUARTER 2018 RESULTS
DALLAS, TEXAS…November 7, 2018…Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $32.6 million, or $.28 per share, in the third quarter of 2018 compared to net income of $73.8 million, or $.64 per share, in the third quarter of 2017.  For the first nine months of 2018, Kronos Worldwide reported net income of $181.0 million, or $1.56 per share, compared to net income of $307.1 million, or $2.65 per share in the first nine months of 2017.  Income from operations was $58.1 million in the third quarter of 2018 as compared to $96.1 million in the third quarter of 2017, and $285.5 million in the first nine months of 2018 as compared to $226.8 million in the first nine months of 2017.  Our income from operations was lower in the third quarter of 2018 compared to the same period in 2017 as the favorable impact of higher average selling prices was more than offset by the unfavorable impact of lower sales and production volumes and higher raw materials and other production costs.  Our income from operations was higher in the first nine months of 2018 compared to the same period in 2017 as the favorable impact of higher average selling prices more than offset the unfavorable impact of lower sales and production volumes and higher raw materials and other production costs.  We reported lower net income in the third quarter of 2018 as compared to the third quarter of 2017 primarily due to lower income from operations.  We reported lower net income in the first nine months of 2018 compared to the same period in 2017 primarily due to the recognition in 2017 of a non-cash deferred income tax benefit as a result of a net decrease in our deferred income tax asset valuation allowance associated with our German and Belgian operations.

Net sales of $410.3 million in the third quarter of 2018 were $54.2 million, or 12%, lower than in the third quarter of 2017.  Net sales of $1.3 billion in the first nine months of 2018 were $36.8 million, or 3%, higher than in the first nine months of 2017.  Net sales decreased in the third quarter of 2018 and increased in the first nine months of 2018 compared to the same periods in 2017 due to the net effects of higher average TiO2 selling prices and lower sales volumes.  The Company's average TiO2 selling prices were 9% higher in the third quarter of 2018 as compared to the third quarter of 2017 and were 18% higher in the first nine months of 2018 as compared to the same prior year period.  Our average selling prices at the end of the third quarter of 2018 were 2% lower than at the end of the second quarter of 2018, and were 1% higher than at the end of 2017. Higher prices in the European and North American markets were partially offset by lower prices in the Latin American and export markets (attributable to changes in customer mix) at the end of the third quarter of 2018 as compared to the end of 2017.  TiO2 sales volumes in the third quarter of 2018 were 19% lower as compared to the record third quarter sales volumes of 2017 primarily due to lower sales in the European and export markets reflecting the effects of reduced shipments as customer inventory levels returned to more normal levels. The sales volumes in the first nine months of 2018 were 15% lower than the same period in 2017 primarily due to a combination of factors including (i) lower sales in all major markets resulting from a controlled ramp-up in January 2018 as we brought the second phase of our new global enterprise resource planning system online; (ii) inventory management to assure adequate supply to our customers during the spring and summer necessitated by the lower production volumes in the first three months of the year (as discussed below); (iii) product availability in the second quarter; and (iv) customer inventory level changes in the second and third quarters as discussed above.  Fluctuations in currency exchange rates (primarily the euro) did not materially affect net sales comparisons in the third quarter but increased net sales by approximately $53 million in the first nine months of 2018 as compared to the same periods in 2017.  The table at the end of this press release shows how each of these items impacted the overall change in net sales.

The Company's TiO2 segment profit (see description of non-GAAP information below) in the third quarter of 2018 was $61.7 million as compared to $99.5 million in the third quarter of 2017.  For the nine months ended, the Company's segment profit was $297.7 million as compared to $238.0 million in the first nine months of 2017.  Segment profit decreased in the third quarter and increased in the year-to-date period of 2018 compared to the 2017 periods primarily due to the net effect of higher average TiO2 selling prices, lower sales and production volumes and higher costs for certain raw materials and other production costs.  Kronos' TiO2 production volumes were 7% lower in the third quarter and 6% lower in the first nine months of 2018 as compared to the same periods in 2017.  Our production facilities operated at 95% of practical capacity in the first nine months of 2018 (95%, 97% and 92% in the first, second and third quarters of 2018, respectively) compared to full practical capacity utilization rates for the comparable periods in 2017.  The decrease in TiO2 production volumes in the 2018 periods compared to the production volumes in the 2017 periods was primarily due to maintenance activities at certain facilities in 2018, and the implementation of a productivity-enhancing improvement project at our Belgian facility in the first quarter of 2018.  Fluctuations in currency exchange rates also affected segment profit comparisons, which increased segment profit by approximately $7 million in the third quarter of 2018 and by approximately $26 million in the year-to-date 2018 period as compared to the same periods in 2017.

The Company's net income before income taxes, interest expense and depreciation and amortization expense ("EBITDA") (see description of non-GAAP information below) in the third quarter of 2018 was $64.0 million compared to EBITDA of $102.5 million in the third quarter of 2017.  For the first nine months of 2018, the Company's EBITDA was $308.1 million compared to $245.4 million in the first nine months of 2017.

In September 2017, we voluntarily prepaid and terminated our term loan indebtedness using a portion of the proceeds from the September 2017 issuance by Kronos International, Inc., our wholly-owned subsidiary, of €400 million principal amount of 3.75% Senior Secured Notes due September 2025.  The Company's results in the third quarter of 2017 include a pre-tax charge of $7.1 million ($4.6 million, or $.04 per share, net of income tax benefit) related to such prepayment.

The Company's income tax benefit in the first nine months of 2017 includes a non-cash deferred income tax benefit of $170.4 million ($1.47 per share) as a result of a net decrease in our deferred income tax asset valuation allowance associated with our German and Belgian operations ($7.8 million or $.07 per share recognized in the third quarter of 2017) and a third quarter aggregate income tax benefit of $11.3 million ($.10 per share) related to the execution and finalization of an Advance Pricing Agreement between Canada and Germany.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our business
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion
•	Changes in raw material and other operating costs (such as energy and ore costs)
•	Changes in the availability of raw materials (such as ore)
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation of our competitors
•	Potential consolidation of our customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems (such as our new enterprise resource planning system)
•	The introduction of trade barriers
•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
•	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein
•	The ultimate resolution of pending litigation
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company's management to assess the performance of the Company's TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company's TiO2 operations; and

•
The Company discloses EBITDA, which is also used by the Company's management to assess the performance of the Company's TiO2 operations.  The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance.  The Company defines EBITDA as net income before income taxes, interest expense and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2018	2017	2018

Net sales	$464.5	$410.3	$1,275.7	$1,312.5
Cost of sales	309.5	291.2	882.3	846.8

Gross margin	155.0	119.1	393.4	465.7

Selling, general and administrative expense	51.3	57.3	147.6	173.7
Other operating income (expense):
Currency transactions, net	(4.3)	(.6)	(8.0)	4.2
Other income (expense), net	(.1)	.2	(.1)	.4
Corporate expense	(3.2)	(3.3)	(10.9)	(11.1)

Income from operations	96.1	58.1	226.8	285.5

Other income (expense):
Trade interest income	.2	.3	.3	1.1
Other interest and dividend income	.2	1.2	.4	2.6
Marketable equity securities	-	(4.3)	-	(6.7)
Other components of net periodic pension and OPEB cost	(4.5)	(3.7)	(12.8)	(11.3)
Loss on prepayment of debt, net	(7.1)	-	(7.1)	-
Interest expense	(5.0)	(4.9)	(14.5)	(14.7)

Income before income taxes	79.9	46.7	193.1	256.5

Income tax expense (benefit)	6.1	14.1	(114.0)	75.5

Net income	$73.8	$32.6	$307.1	$181.0

Net income per basic and diluted share	$.64	$.28	$2.65	$1.56

Weighted-average shares used in the
calculation of net income per share	115.9	115.9	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	150	123	450	385
Production volumes	141	131	427	400

KRONOS WORLDWIDE, INC.
RECONCILIATION OF INCOME FROM
OPERATIONS TO SEGMENT PROFIT
(In millions)
 (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2018	2017	2018

Income from operations	$96.1	$58.1	$226.8	$285.5

Adjustments:
Trade interest income	.2	.3	.3	1.1
Corporate expense	3.2	3.3	10.9	11.1

Segment profit	$99.5	$61.7	$238.0	$297.7

RECONCILIATION OF NET INCOME TO EBITDA
(In millions)
 (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2018	2017	2018

Net income	$73.8	$32.6	$307.1	$181.0

Adjustments:
Depreciation and amortization expense	10.5	12.4	30.7	36.9
Interest expense (includes loss on prepayment of debt)	12.1	4.9	21.6	14.7
Income tax expense (benefit)	6.1	14.1	(114.0)	75.5

EBITDA	$102.5	$64.0	$245.4	$308.1

IMPACT OF PERCENTAGE CHANGE IN NET SALES
 (Unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2018 vs. 2017	2018 vs. 2017

Percentage change in net sales:
TiO2 product pricing	9%	18%
TiO2 sales volumes	(19)	(15)
TiO2 product mix/other	(2)	(4)
Changes in currency exchange rates	-	4

Total	(12)%	3%